Exhibit 99.1
CONSENT OF CHARLES W. SCHOENHERR
     Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned, Charles W. Schoenherr, hereby consents to all references to him in the Registration Statement on Form S-11 (including any amendments thereto, the “Registration Statement”) of NorthStar Real Estate Income Trust, Inc., and the prospectus included therein, including, without limitation, any references under the heading “Management” to the undersigned agreeing to serve as an independent director of NorthStar Real Estate Income Trust, Inc. upon election by the board of directors to fill a vacancy prior to the commencement of the offering described therein. The undersigned also grants his permission to file a copy of this consent as an exhibit to the Registration Statement.

October 1, 2009	/s/ Charles W. Schoenherr

Charles W. Schoenherr